Exhibit 23.1

Consent of Independent Auditor

We consent to the inclusion in Amendment No. 1 to Form 8-K/A of our report dated June 13, 2017 relating to the consolidated financial statements of Sotera Holdings, Inc. appearing in the Current Report on Form 8- K/A filed by The KeyW Holding Corporation on June 16, 2017.

/s/ RSM US LLP

McLean, Virginia
June 16, 2017